EXHIBIT 99.1

FOR IMMEDIATE RELEASE                     Contact: Julie Beynon 212-826-3513
---------------------                     Web Site: www.hartmarx.com


        HARTMARX REPORTS THIRD QUARTER AND NINE MONTHS OPERATING RESULTS; PROFIT IMPROVEMENT ACTIONS CURRENTLY BEING IMPLEMENTED TO BENEFIT 2007


         CHICAGO, September 28, 2006 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its third quarter and nine months ended August 31, 2006. Third quarter net sales were $137.7 million compared to $152.1 million in 2005. Net earnings were $.5 million or $.01 per diluted share in the current period compared to net earnings of $6.6 million or $.18 per diluted share last year. For the nine months, net sales were $434.5 million compared to $441.7 million in 2005. Net earnings were $7.0 million or $.19 per diluted share compared to net earnings of $16.2 million or $.44 per diluted share in 2005.

         Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "The sharply lower third quarter and year-to-date earnings are principally a result of the unfavorable impact of the consolidation and ownership changes in the mainstream department store channel, which have significantly affected sales and earnings in our moderate priced product lines in the Men's Apparel Group segment. The actions we are taking to curtail or discontinue certain lines are exacerbating the negative impact this year, but we believe will position the Company for a significant earnings recovery in 2007. We are committed to reducing sales to the mainstream department store channel from 27% of total revenues in 2005 to roughly half of that in 2007. At the same time, we continue to look for opportunities to redeploy those assets. The recently announced acquisition of the Sweater.com business and its 'One Girl Who
.. . .' brand, which followed our October 2005 purchase of the Simply Blue apparel business, further positions the Company in the luxury, bridge and better price points sold in upscale stores and reduces our dependence on, and investment in, the mainstream department store channel.

         We have taken further actions to reduce both our overseas sourced and domestically manufactured tailored clothing inventory commitments. Third quarter results include approximately $.8 million in one-time costs related principally to the closing of a fabric cutting shop and a pant sewing facility. These facilities are also incurring operational inefficiencies as production levels decline, which will continue until these wind-downs are completed by the end of our fiscal year.


                                 -- Continued --

         We are currently estimating fourth quarter sales to be about even with last year's $156.5 million; fourth quarter diluted earnings per share are currently expected in the range of $.08 - $.10, which reflects the various one-time costs and overhead inefficiencies for the balance of the year related to reducing our investment in products marketed to the mainstream department store channel. This would result in full year sales of approximately $590 million, and diluted earnings per share in the range of $.28 - $.30. This compares to the previous guidance of sales in the range of $600 - $615 million and diluted earnings per share in the range of $.50 - $.55. We expect that the actions being taken during the current year will result in a significant earnings recovery in 2007, and we will provide more specific guidance about 2007 when full year 2006 results are announced in January.

         "Other product categories continue to perform reasonably well. Tailored clothing at the higher price points is selling satisfactorily at retail. The women's businesses represented approximately 22% of consolidated revenues for the third quarter and 19% for the nine months, up from 15% in last year's third quarter and nine months; revenues and earnings improved in both the third quarter and nine months compared to the prior year. The Exclusively Misook business, purchased in July 2004, generated excellent earnings. The Simply Blue business, acquired at the end of October 2005, contributed over $18 million to year-to-date revenues and approximately $.06 to diluted earnings per share, and is now on target to exceed our previously stated range of $.05 to $.07 per share for the full year. We continue to actively pursue additional acquisitions that can be accretive to earnings, consistent with our acquisition criteria and business strategies.

         "Despite the lower year-to-date earnings and full year expectations, we are taking appropriate actions to reduce our investment in working capital and related debt. The increase in net inventories at August 31 compared to year earlier levels is mainly timing in nature and is expected to moderate as we realize the favorable effect of clearing inventories for programs being curtailed or eliminated. At August 31, 2006, total debt was $132.2 million, compared to the year earlier $117.2 million, and reflected during the trailing twelve months $37 million paid for acquisitions and almost $8 million for share repurchases; total debt would have declined approximately $25 million excluding the acquisitions and stock repurchases. As of today's date, the Company has repurchased 1,167,800 Hartmarx shares at an average cost of $6.74, pursuant to the previously announced authorization to acquire up to 2 million of its common shares. We will continue to repurchase our stock on the open market as conditions warrant. We are on target with our 2006 goal of reducing year end debt by 20% compared to year end 2005, excluding the impact of acquisitions and stock repurchases," Mr. Patel concluded.

         Third quarter operating earnings were $3.0 million in 2006 compared to $12.4 million in 2005. For the nine months, operating earnings declined to $17.8 million from $31.6 million in 2005. The decrease reflected a lower gross margin rate of 33.5% for the nine months compared to 33.8% in 2005 and resulted from more off-price sales and customer allowances principally affecting moderate priced tailored clothing and certain of the women's lines. Selling, general and administrative expenses were $129.7 million compared to $119.2 million in 2005, representing 29.9% of sales compared to 27.0% in 2005. The $10.5 million increase reflected, among other things, incremental expenses of $6.9 million related to the Simply Blue business, $1.1 million of stock compensation

                                 -- Continued --
expense resulting from the adoption of FASB Statement No. 123R, effective for the Company's fiscal year beginning on December 1, 2005, and approximately $3.3 million of incremental costs associated with two new retail stores opened in the second half of 2005, the launch of the "hickey" brand and additional Hart Schaffner Marx brand marketing costs. Interest expense was $6.6 million year-to-date compared to $5.1 million in 2005, reflecting both the higher borrowing level due to the amounts paid for the Simply Blue acquisition as well as higher rates.

         Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Christopher Blue, Worn, "One Girl Who . . ." and L. Paseo. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Jeffrey Banks, Jhane Barnes, Lyle & Scott, Golden Bear, Jag and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         -- Financial Summary Follows --

                                             HARTMARX CORPORATION
                                       -- UNAUDITED FINANCIAL SUMMARY --
                                  (000's omitted, except per share amounts)

Statement of Earnings                Three Months Ended August 31,            Nine Months Ended August 31,
                                       2006                 2005                2006                 2005
                                   -----------          -----------         -----------          -----------
Net sales                          $   137,691          $   152,134         $   434,461          $   441,698
Licensing and other income                 875                  690               2,056                1,738
                                   -----------          -----------         -----------          -----------
                                       138,566              152,824             436,517              443,436
                                   -----------          -----------         -----------          -----------
Cost of goods sold                      90,146              101,758             288,977              292,581
Selling, general & administrative
     expenses                           45,427               38,664             129,704              119,247
                                   -----------          -----------         -----------          -----------
                                       135,573              140,422             418,681              411,828
                                   -----------          -----------         -----------          -----------
Operating earnings                       2,993               12,402              17,836               31,608
Interest expense                         2,053                1,757               6,601                5,138
                                   -----------          -----------         -----------          -----------
Earnings before taxes                      940               10,645              11,235               26,470
Tax provision                              450                4,060               4,280               10,255
                                   -----------          -----------         -----------          -----------
Net earnings                       $       490          $     6,585         $     6,955          $    16,215
                                   ===========          ===========         ===========          ===========

Earnings per share:
     Basic                               $ .01                $ .18               $ .19                $ .45
     Diluted                             $ .01                $ .18               $ .19                $ .44

Average shares: Basic                   36,130               36,652              36,580               36,331
                Diluted                 36,712               37,466              37,231               37,174

                                                    * * *

                                               August 31,
                                   --------------------------------
Condensed Balance Sheet                2006                 2005
                                   -----------          -----------
Cash                               $     2,527          $     2,158
Accounts receivable, net               113,681              131,879
Inventories                            172,410              150,284
Prepaid expenses and other assets       15,735               19,636
Goodwill and intangible assets          83,455               58,301
Deferred income taxes                   45,561               48,997
Intangible pension asset                35,963               39,411
Net fixed assets                        35,700               37,044
                                   -----------          -----------
Total Assets                       $   505,032          $   487,710
                                   ===========          ===========

Accounts payable and accrued
     expenses                      $    98,038          $    99,972
Total debt                             132,152              117,246
Accrued pension liability               25,843               26,617
Shareholders' equity                   248,999              243,875
                                   -----------          -----------

Total liabilities and shareholders'
     equity                        $   505,032          $   487,710
                                   ===========          ===========

Book value per share                     $6.84                $6.58
                                         =====                =====


Selected cash flow data
 (year-to-date):

Capital expenditures               $     2,648          $    13,023
Depreciation of fixed assets             4,192                3,618
Amortization of intangible assets,
     long-lived assets and
     stock compensation expense          4,413                2,593


This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.